EXHIBIT 99.1

Evolving Systems Reports First Quarter 2019 Financial Results

ENGLEWOOD, Colorado — May 15, 2019 — Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its first quarter ended March 31, 2019.

2019 First Quarter Highlights:

•                  First quarter revenue was $6.7 million

•                  First quarter operating loss was $0.7 million, net loss was $1.1 million and Adjusted EBITDA was negative $0.3 million

•                  Evolving Systems launched Evolution at Mobile World Congress in February

•                  In March, won over $7 million dollars in total contract value

•                  Continued strategic investments to enhance R&D activities, sales and marketing initiatives, and global business development to drive long-term growth in revenues

“Our 2019 first-quarter results, although lower than prior quarters, were in line with expectations as we continue to execute on our transformation through further investment in research and development as well as marketing and sales-related initiatives to service our existing clients better and reach new ones. We are focused on strengthening our offerings and expanding our business. During the quarter, we launched critical components of our future success; Evolution was unveiled at Mobile World Congress and, prior to that global showcase, our new website went live. All of us at Evolving Systems remain focused on enhancing our business and creating long-term and sustainable shareholder value,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

First Quarter 2019 Results

Total revenue for the first quarter ended March 31, 2019 was $6.7 million, a $1.5 million or approximately 17.9% decrease over the comparable year-ago period. The Company reported gross profit margins, excluding depreciation and amortization, of approximately 71.0% for the quarter ended March 31, 2019 as compared to gross profit margins of approximately 65.0% for the quarter ended March 31, 2018. This increase in gross margin was primarily related to product and service mix, inclusive of additional licensing revenue and with the efficiencies gained from full integration of the BLS and Lumata workforce.

Total operating expenses of $5.4 million in the quarter ended March 31, 2019 increased by approximately $0.9 million, as compared to $4.5 million in the corresponding year-ago period.  The increase was primarily related to our increased focus on product development and growing our global business development team.  Further, there were approximately $0.3 million of one-time charges, associated with complexities in the completion of our year end audit and other accounting services related to updating our global transfer pricing policies to include the acquired companies and fees for the submission of R&D tax credits refunded to our United Kingdom subsidiary.

The Company reported operating loss of $0.7 million as compared to $0.8 million operating income in the quarter ended March 31, 2019 and March 31, 2018, respectively. Net income per share, both basic and diluted, was a negative $0.09 for the quarter ended March 31, 2019 as compared to net income per share, both basic and diluted, of $0.04 in the comparable year-ago period. The Company reported Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of negative $0.3 million in the first quarter of 2019 as compared to $1.4 million EBITDA in the first quarter of 2018.

Cash and cash equivalents as of March 31, 2019 was $5.6 million, a decrease of 17.4% compared to $6.7 million as of December 31, 2018. Contract receivables, net of allowance for doubtful accounts, were $7.7 million, a decrease of $0.1 million compared to December 31, 2018. Unbilled work-in-progress, net of allowance for doubtful accounts, was $3.0 million for the periods ended March 31, 2019 and December 31, 2018, respectively. Working capital as of March 31, 2019 decreased to $4.7 million as compared to $8.1 million as of December 31, 2018 due to the decrease in our cash and cash equivalents accounts from the payments of our outstanding debt and interest. Also, an increase in our current liabilities of $0.4 million related to the adoption of Accounting Standards Update “ASU” 2016-2 on Topic 842 for the accounting of operating leases.   In addition, we reclassed $2.0 million from long term debt to short term debt related to the Company’s noncompliance with bank covenants while we are negotiating the restructuring of our terms.  There was not sufficient time to properly negotiate new terms with our lenders prior to the filing deadline. The Company has made every loan repayment in full as originally scheduled within our loan agreement and anticipates making all future payments.  We believe there is ample cash on hand and liquidity in the working capital to fund our business and continued strategic investments.

Matthew Stecker concluded: “2019, in particular the first half of the year, will be focused on the transformation of Evolving Systems. Continued investment in our product solutions and in our staff to enable us to better support our global customers is still required.  We are very clear that the key to future revenues lies in driving innovation and finding new opportunities in our existing customer base while, in parallel, winning new engagements. We have a very strong customer footprint and decades of proven performance that gives us a significant head-start. In the second half of this year we expect to begin capitalizing on these advantages.  At the same time, we continue to selectively seek new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance and over the long-term to bring our shareholders long term value.”

Conference Call

The Company will be conducting a conference call and webcast on Wednesday, May 15, 2019 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 3791605. A telephone replay will be available through May 29, 2019 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 3791605. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q1 earnings call’ icon. A replay of the webcast will be accessible at that website through August 1, 2019. The webcast is also available by clicking the following link: https://edge.media-server.com/m6/p/uw9rq67d.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 65 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, and expectations regarding the Company’s outstanding debt are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$5,562	$6,732
Contract receivables	7,676	7,757
Unbilled work-in-progress	3,027	3,044
Prepaid and other current assets	1,920	1,351
Income taxes receivable	1,179	1,137
Total current assets	19,364	20,021
Property and equipment, net	375	303
Amortizable intangible assets, net	4,356	4,550
Operating leases	1,534	—
Goodwill	6,828	6,738
Deferred income taxes	1,144	1,140
Total assets	$33,601	$32,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Term loan - current	$5,149	$3,573
Accounts payable and accrued liabilities	5,174	4,483
Unearned revenue	4,366	3,911
Total current liabilities	14,689	11,967
Long-term liabilities:
Term loan, net	—	2,365
Lease obligations, net	1,152	—
Total liabilities	15,841	14,332

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	99,354	99,224
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(9,788)	(10,115)
Accumulated deficit	(70,565)	(69,448)
Total stockholders’ equity	17,760	18,420
Total liabilities and stockholders’ equity	$33,601	$32,752

EVOLVING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
REVENUE
License fees	$714	$335
Services	5,983	7,823
Total revenue	6,697	8,158

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	1,945	2,857
Sales and marketing	2,066	1,637
General and administrative	1,800	1,740
Product development	1,289	853
Depreciation	25	33
Amortization	237	242
Total costs of revenue and operating expenses	7,362	7,362

Income from operations	(665)	796

Other income (expense)
Interest income	5	28
Interest expense	(93)	(126)
Other expense	(12)	(31)
Foreign currency exchange loss	(261)	(88)
Other income (expense), net	(361)	(217)

Income from operations before income taxes	(1,026)	579
Income tax (benefit) expense	91	95
Net income	$(1,117)	$484

Basic income per common share - net income	$(0.09)	$0.04

Diluted income per common share - net income	$(0.09)	$0.04

Weighted average basic shares outstanding	12,138	12,077
Weighted average diluted shares outstanding	12,138	12,165

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Adjusted EBITDA:
Net income	$(1,117)	$484
Depreciation	25	33
Amortization of intangible assets	237	242
Stock-based compensation expense	130	366
Interest expense and other (benefit), net	361	217
Income tax (benefit) expense	91	95
Adjusted EBITDA	$(273)	$1,437

Non-GAAP net income:
GAAP net income	$(1,117)	$484
Amortization of intangible assets	237	242
Stock-based compensation expense	130	366
Income tax adjustment for non-GAAP*	(65)	(163)
Non-GAAP net income	$(815)	$929

Diluted net income per share
GAAP	$(0.09)	$0.04
Non-GAAP	$(0.07)	$0.08
Shares used to compute diluted net income per share	12,138	12,165

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.